Exhibit 4.126

November 24, 2015

Glassy Mind Holdings Limited

And

KongZhong Corporation

Regarding

Total 39,200,000 Shares of Ourgame International Holdings Limited

SHARE PURCHASE AGREEMENT

This Share Agreement (hereinafter referred to as “This Agreement”) is made and entered into on November 24, 2015 by and among:

(1)	Glassy Mind Holdings Limited, a limited liability company duly incorporated in the British Virgin Islands ("Buyer").

(2)	KongZhong Corporation, a limited liability company duly incorporated in the Cayman Islands ("Seller").

WHEREAS,

(A)	Ourgame International Holdings Limited ("Target Company"), a limited liability company duly incorporated in the Cayman Islands, whose shares are being listed on the main board of Hong Kong Exchanges and Clearing Limited (“HKEx”) (stock code: 6899). As of the date of this Agreement, the Target Company has 785,682,624 shares of issued, outstanding and fully paid shares.

(B)	Seller, as the beneficiary owner, intends to sell its Transferred Shares (as defined below). Purchaser agrees to purchase the Transferred Shares from Seller in accordance with the terms and conditions of this Agreement.

(C)	Seller agrees to sell the Transferred Shares to Buyer in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	INTERPRETATION

1.1.	For the purpose of this Agreement, unless it is otherwise required in the context, the following terms shall have the meaning defined below:

“Business Day” shall mean a day when the banks in Hong Kong are generally open to business, excluding Saturday, Sunday and public holidays in Hong Kong;

“Closing” shall mean completion of the Transaction contemplated herein.

“Closing Date”, i.e. the date when the Closing occurs, which shall mean the 3rd business day upon satisfaction of the pre-conditions listed in Article 4.1 (or any other date otherwise agreed by the Parties).

“Preconditions” shall mean the conditions listed in Article 4.1.

“Director” shall mean any director of the Target Company.

“Board of Directors” shall mean the board of directors of the Target Company.

“Target Group” shall mean the Target Company and its affiliates (as defined in the Company Ordinances (Chapter 622 of Hong Kong Regulations)).

"HK$", shall mean Hong Kong dollar, i.e. the legal currency of Hong Kong.

“Hong Kong” shall mean Hong Kong Special Administrative Region of the People’s Republic of China.

“Parties” shall mean the Parties to this Agreement, and "Party" shall mean either Party to this Agreement.

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"China" shall mean the People’s Republic of China, and for the purpose of this Agreement only, it shall exclude Hong Kong, Macao and Taiwan, unless it is otherwise required in the context.

“Transferred Shares” shall mean total 39,200,000 shares of outstanding shares of the Target Company held by Seller as the beneficiary owner, which constitute 4.99% of the issued and outstanding shares of the Target Company as of the date of this Agreement.

“Shares” shall mean the common shares in the issued and outstanding share capital of the Target Company, with the par value of US$ 0.00005 each share.

"Codes on Takeovers" shall mean the Codes on Takeovers and Mergers and Share Buy-backs.

“SFC” shall mean Securities and Futures Commission of Hong Kong.

"Last Due Date" shall mean the date described in Article 4.3.

“US$” shall mean U.S. dollar, i.e. the legal currency of the United States of America.

“CCASS” shall mean The Central Clearing and Settlement System operated by Hong Kong Exchanges and Clearing Limited.

"Transaction" shall mean the purchase and sale of the Transferred Shares to be carried out under the Terms and Conditions of this Agreement.

1.2.	Unless it is otherwise required in the context, for the purpose of this Agreement:

(a)	Reference to a "person" shall include individual, corporate body (whether incorporated or not), unincorporated entity or partnership.

(b)	Headings of the provisions hereof shall not affect the interpretation of this Agreement.

(c)	Reference to this Agreement shall include the Recital of this Agreement; reference to any "provision", "article", "paragraph", "item" and "appendix" shall be interpreted as the "provision", "article", "paragraph", "item" and "appendix" of this Agreement.

(d)	Reference to any gender shall also refer to all other genders; reference to singular word shall also refer to the plural form of such word, vice versa; and

(e)	Reference to any law or statute shall include any amendment, modification, integration or re-enactment of such law or statute, provided that such amendment, modification, integration or re-enactment applies or is applicable to any transaction contemplated herein prior to the Closing, and (if such transaction has any obligation or would create any obligation) include any previous law or statute directly or indirectly superseded by such law or statute, except any law or statute which is enacted after the date of this Agreement and would create or increase any obligation of Purchaser or Seller hereunder.

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2.	AGREEMENT ON SALE OF THE TRANSFERRED SHARES

2.1.	Subject to Article 4, Seller shall sell or cause to sell to Purchaser, and Purchaser shall purchase from Seller, the beneficiary interest in the Transferred Shares free from any encumbrances (other than those created under the laws or the constitutive documents of the Target Company and generally applicable to all shareholders of the Target Company), together with all existing or subsequent attached interests and rights (including the right to all dividends or distributions with Purchaser's Dividend Registration Date on or after the Closing Date) ("Transaction").

If the Dividend Registration Date is before the Closing Date, Seller shall have the right to the distributions made by the Target Company. If the Dividend Registration Date is on or after the Closing Date, Purchaser shall have the right to the distributions made by the Target Company.

2.2.	The total consideration for purchase of the Transferred Shares is HK$ 239,363,040.00, i.e. HK$ 6.1062 per share of the Transferred Shares. Purchaser shall pay the said consideration to the bank account designated by Seller herein according to the amount specified in 2.1 and Article 5.

2.3.	With Seller's approval, Purchaser may appoint one or several nominees (subordinated to Purchaser or as Purchaser's substitute) as the transferee of the Transferred Shares at Closing, but such nominees must be wholly owned subsidiaries of Beijing Irena Culture Co., Ltd. (a joint stock company established in the People's Republic of China, who is the sole shareholder of Purchaser) ("Irena"), and a written notice of appointment must be sent to Seller and obtain Seller's consent not less than five business days prior to the Closing Date. For avoidance of doubt, even if Purchaser makes the appointment under this Article 2.3, Purchaser shall still continue to perform its obligations hereunder to Seller.

3.	Payment of Consideration

3.1.	Subject to Seller's fulfillment of its obligation under Article 5.2, Purchaser shall pay a part of the consideration (i.e. HK$ 196,000,000.00) to Seller on the Closing Date according to Article 5.3.

3.2.	Purchaser shall pay the remaining consideration expressly specified below to Seller to Seller's following designated account on September 30, 2016:

Beneficiary's Bank:	DBS Bank Limited, Hong Kong Branch
Payment Amount (HK$):	43,363,040.00
In favor of:	KONGZHONG CORPORATION
Account No.:	10000442888
Bank Address:	18/F, the Center, 99 Queen’s Road Central, Central, Hong Kong
Swift ID :	DBSS HKHH
Bank Code:	185
Branch Code:	927

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4.	PRECONDITIONS

4.1.	The Closing of the Transaction shall depend on the satisfaction of the following conditions, and the transfer of the beneficiary interest of the Transferred Shares shall occur only after the satisfaction of the following conditions ("Preconditions"):

4.1.1.	Shareholders of Irena have adopted a resolution which approves the Transaction and other arrangements hereunder at a general meeting.

4.1.2.	SFC has confirmed in writing that the Transaction and the transfer of 186,800,000 shares among Purchaser and Long Qi, Zhang Rongming, Liu Jiang and Shen Dongri will not trigger the requirement of mandatory tender offer for Irena under the Codes on Takeovers.

4.2.	Neither Party may waive either of the Preconditions mentioned above.

4.3.	If any Precondition is not satisfied within 180 days after the date of this Agreement or on or before any other date otherwise agreed by the Parties in writing ("Last Due Date"), either Party may at its own discretion terminate this Agreement by sending a written notice to the other Party (other than Article 1, 4.3, 8, 9, 13 and 15 to 17). Upon termination of this Agreement, the rights and obligations of the Parties shall be terminated (other than the rights and obligations accrued before the termination), and neither Party may make any claim against the other Party hereunder (other than the rights and obligations accrued before the termination).

5.	CLOSING

5.1.	Subject to Article 4.1 at all times, the Closing shall occur at Davis Polk & Wardwell LLP (18/F, The Hong Kong Club Building, Central, Hong Kong) or any other places agreed by the Parties at 2:00 PM on the Closing Date, and all (but not part of) matters as described in Article 5.2 and Article 5.3 will be done.

5.2.	Subject to Seller's fulfillment of its obligation under Article 5.3, Seller shall transfer its corresponding Transferred Shares to Purchaser, and for this purpose, shall complete the following matters (unless it is waived by Purchaser and a notice is sent to Seller):

5.2.1.	Subject to Article 6.4.2, the corresponding Transferred Shareholders shall be transferred from Seller's account and deposited into Purchaser's designated account in CCASS operated by Hong Kong Exchanges and Clearing Limited (Purchaser shall inform Seller of the account in writing at least five (5) business days prior to the Closing Date).

5.2.2.	Deliver to Purchaser a copy of the resolution of Seller's board of directors which approves this Agreement and authorizes the sale of the Transferred Shares hereunder.

5.3.	Subject to Seller's fulfillment of its obligation under Article 5.2, Purchaser shall on the Closing Date:

5.3.1.	Deliver to Seller a copy of the resolution of Purchaser's board of directors which approves this Agreement and authorizes the sale of the Transferred Shares hereunder;

5.3.2.	Pay the payable part of the consideration with cleared funds to Seller's following designated account:

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Beneficiary's Bank:	DBS Bank Limited, Hong Kong Branch
Payment Amount (HK$):	196,000,000.00
In favor of:	KONGZHONG CORPORATION
Account No.:	10000442888
Bank Address:	18/F, the Center, 99 Queen’s Road Central, Central, Hong Kong
Swift ID :	DBSS HKHH
Bank Code:	185
Branch Code:	927

6.	PRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1.	(1) Seller hereby represents and warrants to Purchaser that all the following matters are true and accurate on the date of this Agreement and the Closing Date, and acknowledges that Purchaser enters into this Agreement by reliance upon such representations and warranties:

•	Seller has lawful rights and all powers and authorities to execute and perform this Agreement and any other documents executed by Seller according or relating to this Agreement, and upon execution of such documents, they constitute valid and binding obligations upon Seller according to their terms and conditions.

•	From the date of this Agreement to the Closing Date, if Seller becomes aware that there is any material adverse change to the business or financial operation of the Target Company (other than any change publicized by the Target Company to the public investors via HKEx website or any other channels by announcement, circular, report or any other means), it must promptly notify Purchaser;

•	Seller has the right to sell and transfer all beneficiary interests in the Transferred Shares to Purchaser in accordance with the terms and conditions hereof without any consent of any third party (or the required third-party consent will be obtained on the Closing Date), and all representations made in Part 1 of Appendix 1 are true.

(2) The representations, warranties and undertakings in Article 6.1 and Article 6.3 are made on the date of this Agreement and with respect to then existing facts and circumstances under different situations, and such representations, warranties and undertakings are still true, accurate and effective on the Closing Date as if made on the Closing Date.

6.2.	Seller hereby undertakes to Purchaser that, from the date of this Agreement to the Closing Date, except for all matters (including but not limited to the Transaction) contemplated herein:

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6.2.1.	Seller will not sell, mortgage or pledge any Transferred Shares;

6.2.2.	Seller will not take any action which would frustrate the satisfaction of the Preconditions; and

6.2.3.	Seller will not actively contact with any third party, or accept any request from any third party to enter into any negotiation, understanding, arrangement or agreement regarding sale of the Transferred Shares.

6.3.	Purchaser hereby represents and warrants to Seller that all the following matters are true and accurate on the date of this Agreement and the Closing Date, and acknowledges that Seller enters into this Agreement by reliance upon such representations and warranties:

6.3.1.	Except the matter referred to in Article 4.1.1, Purchaser has lawful rights and all powers and authorities to execute and perform this Agreement and any other documents executed by Purchaser according or relating to this Agreement, and upon execution of such documents, they constitute valid and binding obligations upon Purchaser according to their terms and conditions.

6.3.2.	Except the matter referred to in Article 4.1.1, Purchaser has right to purchase all beneficiary interests in the Transferred Shares from Seller in accordance with the terms and conditions of this Agreement, without consent of any third party;

6.3.3.	Purchaser's execution and delivery of this Agreement and performance of its obligations hereunder comply with and will not cause to violate Purchaser's articles of association, or any applicable law or regulation, or any order, decree or judgment of court, government agency or authority applicable to Purchaser and/or its assets, and/or any material contractual obligation binding upon Purchaser.

6.4.	Purchaser hereby undertakes to Seller that from the date of this Agreement to the Closing Date:

6.4.1.	Purchaser will make its best reasonable efforts to procure the satisfaction of all Preconditions; and

6.4.2.	Purchaser shall fully cooperate with Seller to deliver the Transferred Shares to Purchaser in accordance with this Agreement, and ensure that its receiving account may accept the Transferred Shares on the Closing Date.

7.	INDEMNITY AND ENFORCEMENT

7.1.	Either Party ("Defaulting Party") shall indemnify the Party, their agents and their respective directors, employees, officers, shareholders, representatives and agents (collectively as "Indemnitees") against, and continuously, fully and effectively hold the Indemnitees harmless from all losses, liabilities, damages, costs, charges and expenses (including but not limited to legal costs, liabilities, costs and expenses), claims, actions, investigations, requests, legal proceedings, administrative investigations or judgments, arising, incurred or suffered, or threatened to arise, incur or suffer from the Defaulting Party's default of any of its obligations hereunder, or violation or alleged violation of any representation, warranty or undertaking hereunder, or sale or transfer of the Transferred Shares, or the Transaction contemplated herein or any other transaction relating to this Agreement.

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7.2.	Defaulting Party or any other person shall not make any claim against any or all Indemnitees to recover its any of damages, losses, claims, costs, charges or expenses would be suffered or incurred from any work carried out or any obligation performed by the Defaulting Party or any other person on its behalf hereunder, or otherwise relating to the Transaction or any other transaction contemplated herein, except any loss or damage directly caused by any fraud, intentional breach or gross negligence of any Indemnitee (which must be finally adjudicated by the competent court in Hong Kong).

7.3.	The Parties hereby agree that when the Defaulting Party defaults any obligation hereunder or violates any provisions of this Agreement, the monetary damage would not constitute a sufficient remedy to other Parties and/or the Indemnitees; and therefore, other Parties and/or the Indemnitees may to the extent permitted by the laws, (i) petition for enforcing the Defaulting Party to perform its obligations hereunder (including but not limited to enforcing Seller to transfer the Transferred Shares to Purchaser or enforcing Purchaser to purchase the Transferred Shares from Seller); or (ii) seek an injunction to enjoin the breach or continuous breach.

8.	TERMINATION

8.1.	Except Article 4.3, if Purchaser finds any of the following circumstances at any time (whether exists or occurs on or before the date of this Agreement, or arises or occurs subsequently), Purchaser may terminate this Agreement at any time prior to the Closing by sending a notice to Seller:

8.1.1.	Any fact, circumstance or event which causes any representation, warranty or undertaking made by Seller in Article 6.1 and Article 6.2 to be violated or inaccurate; or

8.1.2.	Any Precondition under Article 4.1 cannot be satisfied.

8.2.	Except Article 4.3, if Seller finds any of the following circumstances at any time (whether exists or occurs on or before the date of this Agreement, or arises or occurs subsequently), Seller may terminate this Agreement at any time prior to the Closing by sending a notice to Purchaser:

8.2.1.	Any fact, circumstance or event which causes any representation, warranty or undertaking made by Purchaser in Article 6.3 and Article 6.4 to be violated or inaccurate; or

8.2.2.	Any Precondition under Article 4.1 cannot be satisfied.

8.3.	Upon termination of this Agreement, Article 1, 4.3, 8, 9, 13 and 15 to 17 shall remain full force and effect, and except those provisions, no Party may have any claim against any other Party, other than the rights and obligations of either Party accrued prior to termination of this Agreement.

9.	CONFIDENTIALITY

9.1.	Subject to Article 13 and Article 9.2:

9.1.1.	Each Party shall treat the following contents as confidential information which are received or acquired from the Transaction and execution of this Agreement, and may not disclose or use such contents:

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(a)	The terms and conditions of this Agreement; or

(b)	Any discussion and negotiation relating to this Agreement;

9.1.2.	Seller shall, and shall cause its affiliates or their respective agents or representatives to treat all communications, documents, reports, data or information (whether oral, writing, computer disk, electronic media, visual display or any other forms) of whatever nature relating to the business, finance or other affairs (including future plans and targets) of Purchaser Group after the Closing, and shall not disclose or use such information;

9.1.3.	Purchaser shall, and shall cause its affiliate or its respective agents or representatives to treat all communications, documents, reports, data or information (whether oral, writing, computer disk, electronic media, visual display or any other forms) of whatever nature relating to the business, finance or other affairs (including future plans and targets) of Target Group after the Closing, and shall not disclose or use such information.

9.2.	Upon occurrence of any of the following circumstances, Article 9.1 shall not prevent the disclosure or use of any information:

9.2.1.	Disclosure or use of the information is required by any law, regulation, rule or requirement of HKEx or SFC, or for the disclosing Party and its affiliates to comply with the requirement of any competent government, administrative or regulatory authority or agency, or any competent court;

9.2.2.	Disclosure to either Party's auditor, professional consultants (including but not limited to legal counsel and financial consultant), stock broker or process agent for the purpose of the Transaction hereunder, provided that such auditor, professional consultants, stock broker or process agent complies with the provisions of Article 9.1 regarding such information as if a Party to this Agreement;

9.2.3.	The information has been entered into the public domain (but not caused by violation of this Agreement);

9.2.4.	The information is disclosed or used with the prior written approval of the other Party; or

9.2.5.	The information is independently developed after the Closing.

Provided that, if practical and without violation of Article 13 and any relevant law, regulation, rule and requirement referred to in Article 9.2, prior to disclosure or use of any information according to Article 9.2.1, the Party shall promptly notify the other Party of the relevant requirement, so that the other Party will have the opportunity to make objection against such disclosure or use, or reach an agreement with the other Party regarding the timing and content of such disclosure or use.

10.	ENTIRE AGREEMENT

This Agreement constitutes an entire agreement and understanding between the Parties with respect to the Transaction. This Agreement will supersede all previous agreements or understandings between the Parties with respect to the subject matter of this Agreement, and all such agreements or understandings shall become invalid. Neither Party relies upon any representation, warranty or undertaking, whether made herein or not, to execute this Agreement.

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11.	AMENDMENT

11.1.	Any amendment to this Agreement shall be invalid unless it is made in writing and signed by the Parties or their duly authorized representatives.

11.2.	Any amendment shall not constitute a waiver of any provisions hereof, or affect any accrued right, obligation or liability according to or under this Agreement before the date of such amendment. All rights and obligations of the Parties according to or under this Agreement shall remain full force and effect, other than the part amended.

12.	ASSIGNMENT

Unless it is otherwise stipulated herein, without the prior written consent of the other Party, neither Party may assign its rights or obligations hereunder.

13.	ANNOUNCEMENT

13.1.	Unless it is required by any law, regulation or rule, or the Party making announcement or disclosure must comply with the competent government, administrative or regulatory authority or agency, or the stock exchange that has jurisdiction over the Target Company, either Party or the Transaction (including but not limited to HKEx, SFC, U.S. Securities and Exchange Commission or any security regulatory authority of any state, as well as National Equities Exchange and Quotations), or any competent court demands the Party to make publication or disclosure (whether has legal effect or not), neither Party may make any announcement, circular, or disclosure to any third party with respect to this Agreement, existence of this Agreement, the Transaction or the subject matter of this Agreement, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

13.2.	If practical and without violation of any relevant law, regulation, rule or requirement referred to in Article 13.1, when making an announcement or disclosure according to the exception of Article 13.1, the Party making announcement, circular or disclosure shall consult with the other Party regarding the form, time and content of the announcement, circular or disclosure in advance, and provide a copy and/or the content of such announcement, circular or disclosure to the other Party for review.

13.3.	If the Target Company has to make any announcement, circular or external disclosure with respect to the Transaction, existence of this Agreement, or the subject matter of the Transaction and this Agreement, Seller shall make all efforts to procure the Target Company to comply with the provisions of Article 13.1 and Article 13.2 as if it is a party to this Agreement.

14.	EXPENSES

14.1.	Subject to Article 14.2, the costs and expenses (including taxes) incurred from negotiation, preparation and fulfillment of this Agreement and the Transaction shall be borne by each Party respectively.

14.2.	All Hong Kong stamp duties (if any) to be paid for the Transaction hereunder shall be equally borne by Purchaser and Seller.

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15.	NOTICE

15.1.	All notices or communications to be sent by a Party to the other under or relating to this Agreement shall be in writing, and shall be signed by the sending Party or in its name, and sent by fax to the number indicated in Article 15.2, or by personal delivery, mail or registered mail with postage prepaid to the address indicated in Article 15.2, in each case to the contact indicated in Article 15.2 (or to any other address or contact otherwise notified according to this Article 15). Any notice sent by personal delivery, fax or mail shall be deemed as duly delivered in the following circumstances:

15.1.1.	If by personal delivery, upon delivery;

15.1.2.	If by fax, upon receipt of a confirmation of successful transmission;

15.1.3.	If by mail or registered mail with postage prepaid, at 10:00 AM on the 3rd business day after it is posted;

Provided, however, if a notice sent by personal delivery or fax is sent later than 6:00 PM on a Business Day or at any time on a non-Business Day, it shall be deemed as duly delivered at 9:30 AM on the next Business Day of the receiving place.

The time referred to in Article 15.1 shall be the local time of the country where the addressee resides.

15.2.	The address and fax number referred to in Article 15.1 are listed below:

Buyer:

Address:	Room 1501, 15/F, SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong

Fax:	+86-10-65528601

Attention:	Hua Guanfa

Seller:

Address:	Address: 35/F, Tengda Building, No.168, Xi Zhi Men Wai Da Jie, Haidian District, Beijing, 100044

Fax:	+86-10-88575872

Attention:	Zhu Jianghua

15.3.	For the purpose of this Article 15, a Party may notify the other Party to change its name, contact, address or fax number, and such notice will only become effective at the following time:

15.3.1.	The change effective date specified in the notice; or

15.3.2.	If the notice does not indicate any specific effective date, or the specific date is earlier than the 5th Business Day after the notice is sent, then it shall be the 5th Business Day after the notice is sent.

15.4.	All notices sent hereunder or relating to this Agreement shall be in Chinese language.

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16.	GOVERNING LAW AND JURISDICTION

16.1.	This Agreement shall be governed by and construed in accordance with the applicable laws of Hong Kong.

16.2.	The Parties irrevocably agree that any dispute arising out of or in connection with this Agreement shall be subject to the non-exclusive jurisdiction of the courts in Hong Kong.

17.	APPOINTMENT OF PROCESS AGENT

17.1.	Seller hereby irrevocably appoints CPU ICE ABLE LIMITED, at 15B, 15/F, Cheuk Nang Plaza, 250 Hennessy Road, Wan Chai, Hong Kong, as its process agent, who will receive and accept the service of process in any legal proceeding or action arising from or in connection with this Agreement for and on behalf of Seller. After the service of process is delivered to CPU ICE ABLE LIMITED, it shall be deemed as duly served, whether it is forwarded to Seller or whether Seller has received or not. Seller shall send a written notice to Purchaser within 28 days after its process agent changes, and the change of the address mentioned above shall not become effective before it is delivered or deemed as delivered according to Article 15. If the process agent is unable to perform its duty or does not have a mailing address in Hong Kong anymore, Seller hereby irrevocably undertakes that it will immediately appoint another process agent in Hong Kong acceptable to Purchaser, and send a written notice, showing that the process agent accepted the appointment, to Purchaser within 14 days.

17.2.	Purchaser hereby irrevocably appoints TRADESWELL INVESTMENT LIMITED, at Room 1501, 15/F, SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong, as its process agent, who will receive and accept the service of process in any legal proceeding or action arising from or in connection with this Agreement for and on behalf of Purchaser. After the service of process is delivered to TRADESWELL INVESTMENT LIMITED, it shall be deemed as duly served, whether it is forwarded to Purchaser or whether Purchaser has received or not. Purchaser shall send a written notice to Seller within 28 days after its process agent changes, and the change of the address mentioned above shall not become effective before it is delivered or deemed as delivered according to Article 15. If the process agent is unable to perform its duty or does not have a mailing address in Hong Kong anymore, Purchaser hereby irrevocably undertakes that it will immediately appoint another process agent in Hong Kong acceptable to Seller, and send a written notice, showing that the process agent accepted the appointment, to Seller within 14 days.

17.3.	Nothing contained herein will affect any other means of service of process permitted by the laws, or the right to institute any action or proceeding in any other jurisdiction for enforcement of court judgment or for settlement.

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IN WITNESS WHEREOF, this Agreement is executed by the duly authorized representatives of the Parties on the date indicated on the first page above.

BETWEEN	)
Authorized Representative: Li Qiang	) /s/ Li Qiang
Glassy Mind Holdings Limited	)
)
)
)
Witness: /s/ Hua Guanfa	)

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BETWEEN	)
Authorized Representative: Wang Leilei	) /s/ Wang Leilei
KongZhong Corporation	)
)
)
)
Witness: Ms. Zhu Jianghua	)
/s/ Zhu Jianghua

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Appendix 1

1.	Transferred Shares

1.1.	The Transferred Shares have been duly and effectively issued and allotted, and each Transferred Share has been fully paid or credited as fully paid.

1.2.	Seller is the beneficiary holder of the Transferred Shares, and the Transferred Shares are solely, lawfully and beneficially owned by Seller.

1.3.	Other than those created in accordance with the laws or the constitutive document of the Target Company and are generally applicable to all shareholders of the Target Company, the Transferred Shares are free from any encumbrance, third-party interest (including any registered or non-registered mortgage, pledge, option, privilege and claim), and are not subject to the restriction of any judgment or ruling of any competent court.

1.4.	The transferred shares are 39,200,000 shares of the Target Company.

2.	Seller

2.1.	Seller may exercise all voting power and other powers, as well as the beneficiary interests attached to the Transferred Shares.

2.2.	Seller's compliance with all terms and conditions of this Agreement and consummation of the Transaction contemplated herein will not conflict with or violate Seller's documents or any bond indenture, mortgage, trust deed, loan agreement or any other agreement or document to which Seller is a party, or any law, regulation, decree, ordinance, order, rule or provision binding upon Seller, and will not require any consent of any third party (or the required consent of third party will be obtained prior to the Closing Date).

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